Filed pursuant to 424(b)(3)
Registration No. 333-141853

PROSPECTUS SUPPLEMENT NO. 5
TO PROSPECTUS DATED JULY 31, 2007
(as supplemented by Prospectus Supplement No. 1 dated August 21, 2007 and
Prospectus Supplement No. 2 dated September 17, 2007, and
Prospectus Supplement No. 3 dated September 24, 2007, and
Prospectus Supplement No. 4 dated October 3, 2007)

SMART ONLINE, INC.
8,707,051
SHARES OF COMMON STOCK

This prospectus supplement supplements our prospectus dated July 31, 2007 as previously supplemented, which we generally refer to as the prospectus, relating to the resale of up to 8,707,051 shares of our common stock by the selling security holders named in this prospectus and the person(s) to whom such security holders may transfer their shares. These shares consist of:

·	7,051,136 currently outstanding shares; and

·	1,655,915 shares issuable upon exercise of outstanding warrants held by the selling security holders.

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. No shares are being offered by us.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission, or the SEC, on October 19, 2007.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 22, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 18, 2007

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2007, the board of directors of Smart Online, Inc. (the "Company") appointed David Colburn, the president, CEO and a director of the Company, to the position of Chairman of its board of directors. Mr. Colburn is replacing Jeffrey LeRose who on October 18, 2007 delivered a letter indicating his intent to resign from the board, citing his need to give his full attention to his current personal and business affairs. Mr. LeRose’s resignation was accepted by the board of directors on October 19, 2007. Under the Company’s Revised Board Compensation Policy, Mr. Colburn is not entitled to any compensation for his service as Chairman of the board of directors.

A copy of the press release announcing these events and Mr. LeRose’s letter of resignation are attached hereto as Exhibits 99.1 and 99.2, respectively, and both are incorporated herein by reference. Mr. LeRose’s resignation was not the result of a disagreement with the board of the Company or the management of the Company.

Mr. LeRose served as Chairman of the Company’s board of directors as well as chairman of its compensation and nominating and corporate governance committees. The board and the Company extends its gratitude to Mr. LeRose in recognition of this service to the Company. In addition, in recognition of Mr. LeRose’s service to the Company, the board amended shares of restricted stock previously granted to Mr. LeRose under the Company’s 2004 Equity Compensation Plan to permit their vesting through December 21, 2007 and approved the continued payment of his monthly board fee through June 2008, which represents the end of his annual elected term had he served his full term.

Item 8.01 Other Events.

On October 18, 2007, the Company learned that a stockholder class action lawsuit was filed in the United States District Court for the Middle District of North Carolina against the Company and certain of its officers and directors, Michael Nouri, Eric Nouri, Maxim Group LLC and Jesup & Lamont Securities Corp. The complaint reportedly alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5. The complaint has not yet been served on the Company. The Company intends to vigorously contest these allegations and claims.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

October 19, 2007	By:	David E. Colburn

Name: David E. Colburn
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 19, 2007
99.2	Letter of Resignation dated October 18, 2007

Exhibit 99.1

Smart Online Announces New Chairman of the Board

RESEARCH TRIANGLE PARK, N.C., October 19, 2007 — Smart Online, Inc. (OTCBB: SOLN), a leading provider of private-label Software-as-a-Service (SaaS) applications for the small business market, today announced that David Colburn, president and CEO of Smart Online, Inc., has accepted the position of Chairman of its board of directors replacing Jeffrey LeRose who has resigned from the board citing his need to give his full attention to his current personal and business affairs.

“I am pleased the board has decided to trust me to lead it to the next level. This is a bittersweet moment for me to lose a valued board member who has served Smart Online through challenging times over the last two years,” said Mr. Colburn. “We appreciate Jeff’s contributions, leadership and his independent perspective at crucial times for the company.”

“Smart Online has afforded me the ability to further my board experience and further appreciate the importance of independence,” said Jeffrey LeRose. “I feel the board is well positioned for the future to enable my departure at this time. I have enjoyed serving as the Chairman of the board for Smart Online and will continue to support the company in its growth efforts.”

About Smart Online, Inc.

Smart Online, Inc. (OTCBB: SOLN) delivers private-label, software-as-a-service (SaaS) applications that enable corporations to acquire and retain small business customers. Smart Online’s partners increase their recurring revenue, while allowing their small business customers to more efficiently start, manage and grow their businesses. To learn more, please visit http://www.smartonline.com.

Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online, Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions or government mandates, product announcements by other companies and customer perception of the value of our enhanced products. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

Exhibit 99.2

October 18, 2007

Dave and the Board

Please accept this letter as my resignation from the Board of Directors of Smart Online effective at your pleasure.

I believe I have done my best to serve the shareholders, and I believe that under my guidance the company has made it through some difficult times.

The time commitment required to get us through these difficult times has caused me to neglect some of the aspects of my own company, but I now believe that Smart Online is very well positioned and will continue to prosper going forward. Therefore my departure at this time will not prevent the company from achieving its goals.

I appreciate the Board’s generosity in vesting my outstanding shares for this year and continuing to pay my retainer through June of 2008.

I strongly believe in Smart Online, its restructured management, and the great future the company has as a leader in the SaaS arena for small business.

I will miss all of the team and will be available for any consultations you may wish in the future.

Best Regards,
Jeff